As filed with the Securities and Exchange Commission on November 12, 2010
Registration No. 333-98633

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Unify Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-2710559
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1420 Rocky Ridge Drive, Suite 380
Roseville, CA	95661
(Address of Principal Executive Offices)	(Zip Code)

UNIFY CORPORATION 2002 DIRECTOR RESTRICTED STOCK PLAN

(Full title of the plan)

Steven D. Bonham, Chief Financial Officer	Sanjay Shirodkar, Esq.
Unify Corporation	DLA Piper LLP (US)
1420 Rocky Ridge Drive, Suite 380	6225 Smith Avenue
Roseville, CA 95661	Baltimore, Maryland 21209-3600
(916) 218-4700	(410) 580-3000
(Name, address, telephone number,	(Copy to)
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller
reporting company)

EXPLANATORY NOTE

     Unify Corporation, a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on August 23, 2002 (file no. 333-98633) (the “Registration Statement”), with respect to shares of the Registrant’s Common Stock, par value $0.001 (the “Common Stock”), thereby registered for offer or sale pursuant to the Unify Corporation 2002 Director Restricted Stock Plan (the “ Plan”). A total of 500,000 shares (pre-reverse split) were registered for issuance under the Plan.

     The Plan has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the date of filing of this Post-Effective Amendment No. 1.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of California, on this 10th day of November, 2010.

UNIFY CORPORATION

By:	/s/ STEVEN D. BONHAM
Steven D. Bonham
Vice President, Chief Financial Officer and
Secretary